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                                                                     EXHIBIT 5.1
                         [LATHAM & WATKINS LETTERHEAD]

                                  July 7, 2000


Geron Corporation
230 Constitution Drive
Menlo Park, California 94025


         Re: Registration of 2,086,951 shares of common stock, par value
             $.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the registration for resale of 2,086,951 shares of common stock, par value $.001 per share, of Geron Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include: (i) 834,725 shares of common stock which are issuable upon conversion of the Series D zero coupon convertible debentures sold to RGC International Investors, LDC ("RGC") on June 29, 2000 (the "Debentures"); (ii) 834,836 shares of common stock which are issuable upon exercise of the Series D warrants issued to RGC on June 29, 2000 (the "Warrants"); and (iii) 417,390 shares of common stock which may be issued to RGC in the event the actual number of shares issuable upon conversion of the Debentures or exercise of the Warrants increases as a result of adjustments in the conversion or exercise prices.

         We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (including statutory and reported decisional law), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

         Subject to the foregoing, and assuming that the full consideration for each share issuable upon exercise of the Warrants is received by the Company in accordance with the terms of the Warrants and assuming conversion of the Debentures in accordance with their terms, it is our opinion that the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants, when issued, will be, validly issued, fully paid and nonassessable securities of the Company.

         This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."


                                                 Very truly yours,


                                                 /s/ LATHAM & WATKINS